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                                                                     EXHIBIT 4.B

                  CERTIFICATE OF ELIMINATION AND RETIREMENT
                              OF PREFERRED STOCK
                            OF EL PASO CORPORATION
                   (PURSUANT TO SECTION 243 OF THE GENERAL
                  CORPORATION LAW OF THE STATE OF DELAWARE)


      El Paso Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), certifies as follows:

            FIRST: The Corporation's Restated Certificate of Incorporation, by separate Certificates of Designations, authorizes the issuance of (i) 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock ("Series B Mandatorily Convertible Single Reset Preferred Stock") and (ii) 190,000 shares of Series C Mandatorily Convertible Single Reset Preferred Stock ("Series C Mandatorily Convertible Single Reset Preferred Stock") each of the foregoing shares with par value $.01 per share.

            SECOND: The Corporation has acquired and a duly constituted committee of the Board of Directors of the Corporation, by separate resolutions, has retired 160,000 shares of the Series B Mandatorily Convertible Single Reset Preferred Stock and all of the authorized shares of the Series C Mandatorily Convertible Single Reset Preferred Stock.

            THIRD: The Restated Certificate of Incorporation of the Corporation prohibits the reissue of shares of Series B Mandatorily Convertible Single Reset Preferred Stock and Series C Mandatorily Convertible Single Reset Preferred Stock purchased or otherwise acquired by the Corporation as shares of the series to which they were originally designated.

            FOURTH: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the 160,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock are hereby retired and returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation undesignated as to series and the number of shares of Series B Mandatorily Convertible Single Reset Preferred Stock is hereby reduced to 40,000 shares.

            FIFTH: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, all references to Series C Mandatorily Convertible Single Reset Preferred Stock in the Restated Certificate of Incorporation are hereby eliminated and the 190,000 shares of Series C Mandatorily Convertible Single Reset Preferred Stock are hereby returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation undesignated as to series.


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      IN WITNESS WHEREOF, El Paso Corporation has caused this certificate to be signed by its duly authorized officer this 22nd day of May 2002.


                                      EL PASO CORPORATION



                                      By:     /s/ David L. Siddall
                                              ---------------------------------
                                                  David L. Siddall
                                                  Vice President